Exhibit 10.1

2007 Base Salary Rates

The following table lists the 2007 annual base salary rates of our four named executive officers:

Name and Title	2007 Base Salary Rate
Robert E. Marziano Chairman and Chief Executive Officer	$280,000

George E. Jordan President and Chief Operating Officer	135,688

Eric E. Rhodes Senior Vice President and Chief Financial Officer	106,708

Harry E. Hill Executive Vice President	120,060

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